EXHIBIT 99.1

News

MGE Energy Reports Second-Quarter 2025 Earnings

Madison, Wis., August 06, 2025—MGE Energy, Inc. (Nasdaq: MGEE), today reported financial results for the second quarter of 2025.

MGE Energy's GAAP (Generally Accepted Accounting Principles) earnings for the second quarter of 2025 were $26.5 million, or $0.73 per share, compared to $23.8 million, or $0.66 per share, for the same period in the prior year. Rate base investment growth and weather impacts drove our second-quarter results.

In the second quarter of 2025, electric net income increased $3.9 million compared to the second quarter of 2024. MGE continues to invest in new, cost-effective renewable generation, supporting the company’s ongoing asset growth. An increase in electric investments included in rate base contributed to higher electric earnings for 2025. In March 2025, the Darien Solar Project in Rock and Walworth counties became operational, followed by the Paris Battery Energy Storage System (BESS), which went into service in June 2025. These additions further enhance electric system reliability and contributed to the increase in electric earnings. MGE owns 25 MW of solar capacity from the Darien Solar Project and 11 MW of battery capacity associated with the Paris BESS project.

For the second quarter of 2025, electric residential sales increased approximately 5% largely driven by warmer-than-normal weather. Gas net income exhibited steady performance, with minimal variation compared to the second quarter of 2024.

MGE Energy, Inc.

(In thousands, except per-share amounts)

(Unaudited)

Three Months Ended June 30,	2025	2024
Operating revenues	$159,452	$145,713
Operating income	$34,223	$29,735
Net income	$26,498	$23,794
Earnings per share - basic	$0.73	$0.66
Earnings per share - diluted	$0.72	$0.66
Weighted average shares outstanding - basic	36,540	36,176
Weighted average shares outstanding - diluted	36,569	36,197

Six Months Ended June 30,	2025	2024
Operating revenues	$378,422	$337,049
Operating income	$87,088	$70,480
Net income	$68,090	$57,608
Earnings per share - basic	$1.86	$1.59
Earnings per share - diluted	$1.86	$1.59
Weighted average shares outstanding - basic	36,526	36,173
Weighted average shares outstanding - diluted	36,557	36,196

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric, generates and distributes electricity to 167,000 customers in Dane County, Wis., and purchases and distributes natural gas to 178,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on MGE Energy's current expectations, estimates and assumptions regarding future events, which are inherently uncertain. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to revise or update publicly any such forward-looking statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to our business in general, please refer to the “Risk Factors” sections in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

Contact:	Steve B. Schultz Media Relations 608-252-7219 | sbschultz@mge.com Ken Frassetto Investor Relations 608-252-4723 | kfrassetto@mge.com